Exhibit 99.1

For more information contact:
Peter Benoist, President and CEO (314) 725-5500
Frank Sanfilippo, Chief Financial Officer (314) 725-5500
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-4390

ENTERPRISE FINANCIAL REPORTS FIRST QUARTER 2009 RESULTS

  Pre-tax, pre-provision earnings, absent goodwill impairment charge, up 5% over year ago period
  Loans increased $238 million, or 14%, over year ago period; total deposits increased $155 million, or 10%, in same timeframe
  $45.4 million non-cash impairment charge eliminates banking goodwill from balance sheet
  Accounting charge drives reported net loss of $3.99 per share for the first quarter
  Company remains well-capitalized with risk-based capital levels significantly above regulatory standards
  Asset quality trends drive increase in loss reserves to 2.02% of portfolio loans

St. Louis, April 27, 2009. Enterprise Financial Services Corp (NASDAQ: EFSC) reported a net loss of $50.6 million, or $3.99 per common diluted share, for the quarter ended March 31, 2009, compared to net income of $3.6 million, or $0.28 per share, for the prior year period. The reported net loss was primarily attributable to a $45.4 million non-cash accounting charge to eliminate goodwill related to the Company’s banking segment. The Company also recorded $15.1 million in loan loss provision for the quarter compared to $2.3 million in the first quarter of 2008.

The goodwill impairment charge is a non-cash accounting adjustment that does not reduce the Company’s regulatory or tangible capital position, liquidity or cash flow and does not impact the Company’s operations.

On a pre-tax, pre-provision basis, absent the goodwill impairment charge, the Company’s operating earnings were $7.6 million for the quarter ended March 31, 2009, 5% higher than the comparable figure for the quarter ended March 31, 2008.

Pre-tax, pre-provision operating earnings figures, which are non-GAAP (Generally Accepted Accounting Principles) financial measures, are presented because the Company believes adjusting its results to exclude loan loss provision expenses, impairment charges and extraordinary gains or losses provides shareholders with a more comparable basis for evaluating period-to-period operating results. A schedule reconciling GAAP net (loss) income to pre-tax, pre-provision operating earnings is provided in the attached tables.

Peter Benoist, President and CEO, commented, “Our action to write-off the goodwill associated with our banking segment was driven by the extraordinary market conditions that have depressed bank stocks, including our own. Our valuation analysis after the first quarter indicated goodwill impairment and, given the uncertainty and cynicism about banking asset valuations in general, we eliminated the banking goodwill entirely from our balance sheet. While this accounting charge impacts our reported earnings, it has no effect on the operation of our business or service to our clients. It doesn’t reduce our regulatory capital ratios or cash flow.”

Benoist continued, “From an operating perspective, during the first quarter, we continued to aggressively bolster our loan loss reserves to 2.02% of loans as a result of the deepening recession impacting the economy, particularly in the real estate segments. Increases in non performing assets primarily relate to credit issues in the Kansas City market, while credit quality in the St. Louis portfolio continues to remain stable. Additionally, we have improved our deposit mix during the quarter and capital ratios remain strong. We expect improvement in credit quality in the second half of the year as we work through the current credit cycle.”

Banking Line of Business

Goodwill Impairment Charge
The goodwill impairment charge was driven primarily by the deterioration in the general economic environment and the resulting decline in the Company’s share price and market capitalization in the first quarter. After completing the required goodwill impairment testing, the Company recorded a $45.4 million non-cash accounting charge to eliminate banking segment goodwill from the balance sheet. This charge reduced reported earnings for the first quarter, but has no effect on regulatory capital ratios or tangible common equity ratios. The charge has no impact on liquidity, cash flow or the Company’s operations.

Deposits and Liquidity
Total deposits at March 31, 2009 rose $155 million, or 10%, from a year ago. Core deposits increased $43 million, or 3%, over the same period. On a linked quarter basis, core deposits increased $31 million, or 2%, while wholesale funding declined slightly. Core deposits typically decline in the first quarter, but a deposit promotional campaign raised approximately $90 million in new funds, offsetting the seasonal deposit losses.

Core deposits include certificates of deposit sold to Bank clients through the CDARS program, totaling $97 million at quarter end versus $60 million at year end 2008. Most of the increase represents new deposits and the rest relates to transfers from existing money market accounts.

Loans
Portfolio loans increased $238 million, or 14%, compared to last year’s first quarter. Most of the loan growth was related to commercial and industrial businesses. On a linked quarter basis, net loans were essentially level, with payoffs/paydowns and net charge-offs offsetting loan fundings.

The Company continues to deploy its capital in support of lending activities during this period of financial industry turmoil. From the December 2008 capital investment by the U.S. Treasury through March 31, 2009, the Bank funded over $66 million in new loans and advanced $90 million on existing commitments.

Asset Quality
Non-performing loans, including non-accrual loans, totaled $50.5 million at March 31, 2009, or 2.57% of total loans, compared to $29.7 million, or 1.50% of total loans, at December 31, 2008 and $9.3 million, or 0.54%, at March 31, 2008. Loans 30-90 days past-due, excluding non-performing loans, represented 0.94% of loans at March 31, 2009 compared to 0.70 % at year end 2008.

Non-performing loans comprised the following industry segments at the respective dates (in millions):

	March 31, 2009	December 31, 2008
Commercial real estate	$29.2	$16.1
Residential construction/Land
Acquisition and Development	16.9	11.8
Commercial and industrial	4.4	1.7
Other	-	0.1
	$50.5	$29.7

The $50.5 million in non-performing loans is comprised of 38 relationships with the largest being a $7.0 million loan secured by a medical office building. Approximately two-thirds of the non-performing loans are located in the Kansas City market. Most of the increase in commercial real estate non-performing loans relates to commercial ground where development activity has slowed.

Other real estate at March 31, 2009 was $13.3 million, a decrease of $617,000 from December 31, 2008 and an increase of $5.5 million from the year ago period. The Company recorded a small gain on the sale of other real estate owned in the first quarter. Residential lots and completed homes represented 89% of other real estate owned at March 31, 2009. All properties are in the Company’s St. Louis and Kansas City markets.

Total non-performing assets were $63.8 million, or 2.86% of total assets, at March 31, 2009 compared to 1.92% of total assets at December 31, 2008 and 0.83% at March 31, 2008.

Provision for loan losses was $15.1 million in the first quarter of 2009 compared to $14.1 million in the fourth quarter of 2008 and $2.3 million in the first quarter of 2008. Provision expense covered 222% of net charge offs as the Company continued to build reserves to 2.02% of portfolio loans at March 31, 2009 compared to 1.58% at December 31, 2008 and 1.29% at March 31, 2008. Loan loss provision in the first quarter was driven by higher levels of nonperforming loans, declining real estate values on collateral for certain impaired credits and adverse risk rating changes on performing loans.

Net charge-offs were $6.8 million in the first quarter, representing an annualized rate of 1.39% of average loans. The largest charge-off in the first quarter was a $1.9 million loss on a C&I business that failed. The remaining charge-offs resulted from declining fair value on real estate collateral securing certain impaired loans. By comparison, net charge-offs were $8.5 million, or an annualized rate of 1.73%, in the fourth quarter of 2008 and $1.7 million, or 0.40% annualized, in the first quarter of 2008.

Commenting on asset quality, Steve Marsh, Chairman and CEO of Enterprise Bank & Trust, the Company’s principal subsidiary, said, “As we’ve noted over the past several quarters, we expect non-performing asset levels to remain elevated. Our non-performing credits continue to be relatively concentrated in residential and certain commercial real estate segments, and those areas remain stressed with persistent downward pressure on valuations. At the same time, we are encouraged by early signs of increased residential sales activity, as the extraordinarily low interest rates are starting to attract buyers back into the market.”

Marsh continued, “Despite the slumping economy, we haven’t seen significant credit weakness spread to other segments of our portfolio. We are staying close to our clients and monitoring the trends carefully.”

Net interest income
Net interest income in the banking segment increased $1.0 million, or 6%, in the first quarter of 2009 versus the same quarter in 2008. On a linked quarter basis, net interest income was $227,000, or 1% lower than the fourth quarter of 2008.

Including the effects of holding company debt, the net interest rate margin declined to 3.32 % in the first quarter compared to 3.63% in the year-ago period, due to sharply falling interest rates, higher levels of nonperforming assets and higher levels of more expensive wholesale funding to support loan growth. The net interest rate margin in the first quarter was five basis points lower than in the fourth quarter last year. The margin is stabilizing as a result of improved loan pricing that is largely offsetting the effects of higher non-performing assets and interest costs associated with the recent deposit campaign.

Wealth Management Line of Business

Fee income from the Wealth Management line of business, including results from state tax credit brokerage activities, totaled $3.2 million for the first quarter of 2009, a 10% decline from the same period in 2008.

Trust
Fee income from Trust declined $284,000, or 19%, in the first quarter of 2009 compared to the similar period in 2008. Revenue declines over the past twelve months were largely attributable to lower asset values due to market conditions.

In March, Enterprise Trust appointed Brendan Freeman as President of its Advisory Services Group. Freeman was formerly Senior Vice President at U.S. Trust, Bank of America’s wealth management arm.

Millennium Brokerage Group
MBG revenues increased $972,000, or 89%, in the first quarter compared to the same period last year, due to the successful completion of several large insurance cases. For the full year 2009, the Company expects MBG cash earnings to be flat compared to 2008. While market conditions remain difficult, the Company continues to examine strategic alternatives for its wholesale life insurance distribution subsidiary.

State Tax Credit Brokerage
For the first quarter of 2009, the Company recorded a $46,000 loss on state tax credit activities compared to a $1.0 million gain in the first quarter of 2008. During the first quarter, $570,000 in gains from the sale of state tax credits were more than offset by a $533,000 reduction in fair value of the tax credit assets under FAS 159 and an $84,000 reduction in fair value of related interest rate caps. The interest rate caps were purchased in the fourth quarter of 2008 to offset volatility in the value of tax credit assets. The caps have performed generally as expected on a life-to-date basis, but were not effective during the first quarter period.

Other Business Results

Miscellaneous (loss) income for the first quarter of 2009 includes a $530,000 loss on the termination of two cash flow hedges. The fourth quarter of 2008 included $639,000 of gain reclassified from accumulated other comprehensive income to earnings for measured ineffectiveness of these same cash flow hedges. Based on the increased loan pricing available in the current markets and the potential earnings volatility associated with ineffective cash flow hedges, the Company settled the interest rate swaps with the counterparty.

Given the anticipated acceleration in prepayments on mortgage-backed securities and resultant loss in fair value, the Company elected to sell certain securities and generated a pre-tax gain of $316,000 in the first quarter 2009.

Noninterest expenses, absent the impairment charge, for the three months ended March 31, 2009 were $297,000, or 2% higher than the same period of 2008. Employee compensation and benefits declined $1.3 million, or 15%, over the same period due to staff reductions and reduced incentive compensation. These expense reductions were offset by higher legal and other collection expenses associated with nonperforming assets and higher FDIC insurance premiums.

Excluding the impairment charge, the Company’s efficiency ratio in the first quarter of 2009 was 65.0% versus 63.8% for the comparable period last year.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2008 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
INCOME STATEMENTS	2009	2008	2008	2008	2008
NET INTEREST INCOME
Total interest income	$27,326	$29,163	$29,289	$29,283	$30,246
Total interest expense	10,475	11,963	12,705	12,481	14,109
Net interest income	16,851	17,200	16,584	16,802	16,137
Provision for loan losses	15,100	14,125	2,825	3,200	2,325
Net interest income after provision for loan losses	1,751	3,075	13,759	13,602	13,812

NONINTEREST INCOME
Wealth Management revenue	3,271	2,943	2,640	2,682	2,583
Deposit service charges	1,295	1,135	1,102	1,202	937
Sale of other real estate	59	(31)	242	351	(9)
State tax credit activity, net	(46)	2,624	593	(29)	1,012
Sale of securities	316	88	-	73	-
Sale of branch/charter	-	-	2,840	(19)	579
Other income	1	891	224	184	436
Total noninterest income	4,896	7,650	7,641	4,444	5,538

NONINTEREST EXPENSE
Salaries and benefits	7,090	7,317	7,792	7,575	8,340
Occupancy	1,167	1,086	1,100	977	1,083
Furniture and equipment	364	405	346	355	364
Impairment charges	45,377	3,300	5,900	-	-
Other	5,509	5,709	3,995	3,816	4,045
Total noninterest expense	59,507	17,817	19,133	12,723	13,832

(Loss) income before income tax	(52,860)	(7,092)	2,267	5,323	5,518
Income tax (benefit) expense	(2,243)	(3,140)	948	1,823	1,955
Net (loss) income	(50,617)	(3,952)	1,319	3,500	3,563
Dividends on preferred stock	(599)	(79)	-	-	-
Net income available to common shareholders	$(51,216)	$(4,031)	$1,319	$3,500	$3,563

Basic (loss) earnings per share	$(3.99)	$(0.32)	$0.10	$0.28	$0.29
Diluted (loss) earnings per share	$(3.99)	$(0.32)	$0.10	$0.27	$0.28
Return on average assets	(9.13% )	(0.71% )	0.24%	0.67%	0.73%
Return on average common equity	(113.35% )	(8.63% )	2.81%	7.77%	8.13%
Efficiency ratio	273.63%	71.70%	78.98%	59.88%	63.82%
Noninterest expense to average assets	10.61%	3.15%	3.48%	2.43%	2.82%

YIELDS (fully tax equivalent)
Loans	5.41%	5.74%	5.94%	6.30%	6.93%
Securities	4.44%	4.70%	4.75%	4.60%	4.84%
Federal funds sold	0.64%	1.59%	2.12%	1.85%	3.32%
Yield on earning assets	5.33%	5.67%	5.86%	6.17%	6.77%
Interest-bearing deposits	2.13%	2.47%	2.72%	2.78%	3.46%
Subordinated debt	6.43%	6.04%	5.63%	5.66%	6.71%
Borrowed funds	2.11%	2.67%	2.98%	3.44%	3.82%
Cost of paying liabilities	2.33%	2.62%	2.85%	2.97%	3.62%
Net interest spread	3.00%	3.05%	3.01%	3.20%	3.15%
Net interest rate margin	3.32%	3.37%	3.34%	3.56%	3.63%

RECONCILATION OF PRE-TAX (LOSS) INCOME TO PRE-TAX OPERATING EARNINGS BEFORE PROVISION

	For the Quarters Ended
	Mar 31,	Dec 31,	Mar 31,
(All amounts, in thousands)	2009	2008	2008
U.S. GAAP (loss) income before income tax expense	$(52,860)	$(7,092)	$5,518
Impairment charges	45,377	3,300	-
Sale of Kansas City nonstrategic branches/charter	-	-	(579)
Employee retention agreement	-	875	-
Operating (loss) earnings before income taxes	(7,483)	(2,917)	4,939
Provision for loan losses	15,100	14,125	2,325
Operating earnings before income taxes and provision for loan losses	$7,617	$11,208	$7,264

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
BALANCE SHEETS	2009	2008	2008	2008	2008
ASSETS
Cash and due from banks	$41,875	$25,626	$38,641	$67,661	$64,108
Federal funds sold	3,310	2,637	1,718	15,630	954
Interest-bearing deposits	5,852	14,384	2,178	349	6,435
Debt and equity investments	123,773	108,315	113,932	120,072	116,810
Loans held for sale	2,659	2,632	520	1,666	3,422

Portfolio loans	1,963,975	1,977,175	1,942,600	1,849,415	1,726,455
Less allowance for loan losses	39,612	31,309	25,662	24,011	22,249
Net loans	1,924,363	1,945,866	1,916,938	1,825,404	1,704,206

Other real estate	13,251	13,868	11,285	9,294	7,736
Premises and equipment, net	24,608	25,158	25,166	25,238	24,775
State tax credits, held for sale	43,474	39,142	37,751	37,882	27,309
Goodwill	3,134	48,512	51,312	57,910	58,331
Core deposit intangible	1,997	2,126	2,256	2,729	2,887
Other amortizing intangibles	1,230	1,378	2,090	2,301	2,512
Other assets	41,177	40,530	32,614	31,582	28,393
Total assets	$2,230,703	$2,270,174	$2,236,401	$2,197,718	$2,047,878

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$238,449	$247,361	$225,013	$240,148	$232,121
Interest-bearing deposits	1,507,110	1,545,423	1,463,040	1,429,598	1,358,588
Total deposits	1,745,559	1,792,784	1,688,053	1,669,746	1,590,709
Subordinated debentures	85,081	85,081	59,307	56,807	56,807
FHLB advances	119,939	119,957	222,926	203,043	154,405
Federal funds purchased	74,400	19,400	36,600	1,081	-
Other borrowings	31,767	26,760	36,632	71,805	53,508
Other liabilities	7,073	8,404	7,924	12,335	14,212
Total liabilities	2,063,819	2,052,386	2,051,442	2,014,817	1,869,641
Shareholders' equity	166,884	217,788	184,959	182,901	178,237
Total liabilities and shareholders' equity	$2,230,703	$2,270,174	$2,236,401	$2,197,718	$2,047,878

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)		For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
EARNINGS SUMMARY
Net interest income	$16,851	$17,200	$16,584	$16,802	$16,137
Provision for loan losses	15,100	14,125	2,825	3,200	2,325
Wealth Management revenue	3,271	2,943	2,640	2,682	2,583
Noninterest income	1,625	4,707	5,001	1,762	2,955
Noninterest expense	59,507	17,817	19,133	12,723	13,832
(Loss) income before income tax	(52,860)	(7,092)	2,267	5,323	5,518
Net (loss) income	(50,617)	(3,952)	1,319	3,500	3,563
Diluted (loss) earnings per share	$(3.99)	$(0.32)	$0.10	$0.27	$0.28
Return on average common equity	(113.35% )	(8.63% )	2.81%	7.77%	8.13%
Net interest rate margin (fully tax equivalized)	3.32%	3.37%	3.34%	3.56%	3.63%
Efficiency ratio	273.63%	71.70%	78.98%	59.88%	63.82%

MARKET DATA
Book value per common share	$10.28	$14.28	$14.57	$14.45	$14.27
Tangible book value per common share	$9.78	$10.22	$10.19	$9.48	$9.17
Market value per share	$9.76	$15.24	$22.56	$18.85	$25.00
Period end common shares outstanding	12,833	12,801	12,694	12,654	12,487
Average basic common shares	12,828	12,702	12,664	12,545	12,441
Average diluted common shares	12,834	12,768	12,817	12,760	12,675

ASSET QUALITY
Net charge-offs	$6,797	$8,478	$1,123	$1,439	$1,668
Nonperforming loans	$50,458	$29,662	$23,546	$13,180	$9,307
Nonperforming loans to total loans	2.57%	1.50%	1.21%	0.71%	0.54%
Nonperforming assets to total assets	2.86%	1.92%	1.56%	1.02%	0.83%
Allowance for loan losses to total loans	2.02%	1.58%	1.32%	1.30%	1.29%
Net charge-offs to average loans (annualized)	1.39%	1.73%	0.24%	0.32%	0.40%

CAPITAL
Average common equity to average assets	8.05%	8.28%	8.55%	8.62%	8.92%
Tier 1 capital to risk-weighted assets	8.22%	8.89%	8.83%	8.76%	9.10%
Total capital to risk-weighted assets	12.75%	12.81%	10.18%	9.96%	10.30%
Tangible common equity to tangible assets	5.64%	5.90%	5.93%	5.62%	5.77%

AVERAGE BALANCES
Portfolio loans	$1,980,871	$1,947,690	$1,881,428	$1,790,491	$1,687,316
Earning assets	2,105,599	2,071,560	2,005,635	1,922,309	1,810,384
Total assets	2,275,196	2,246,772	2,184,804	2,102,582	1,974,590
Deposits	1,716,291	1,739,525	1,645,396	1,600,805	1,530,158
Shareholders' equity	218,247	190,874	186,848	181,274	176,170

LOAN PORTFOLIO
Commercial and industrial	$545,110	$556,210	$539,924	$510,377	$487,289
Commercial real estate	815,971	829,476	845,221	835,688	735,087
Construction real estate	328,594	337,550	313,262	284,556	285,966
Residential real estate	246,057	228,772	218,642	193,630	189,549
Consumer and other	28,243	25,167	25,550	25,164	28,564
Total loan portfolio	$1,963,975	$1,977,175	$1,942,599	$1,849,415	$1,726,455

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$238,449	$247,361	$225,013	$240,148	$232,121
Interest-bearing transaction accounts	129,389	126,644	118,614	134,659	136,009
Money market and savings accounts	630,744	710,712	664,436	680,635	724,725
Certificates of deposit	746,977	708,067	679,990	614,304	497,854
Total deposit portfolio	$1,745,559	$1,792,784	$1,688,053	$1,669,746	$1,590,709

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)	For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
YIELDS (fully tax equivalent)
Loans	5.41%	5.74%	5.94%	6.30%	6.93%
Securities	4.44%	4.70%	4.75%	4.60%	4.84%
Federal funds sold	0.64%	1.59%	2.12%	1.85%	3.32%
Yield on earning assets	5.33%	5.67%	5.86%	6.17%	6.77%
Interest-bearing deposits	2.13%	2.47%	2.72%	2.78%	3.46%
Subordinated debt	6.43%	6.04%	5.63%	5.66%	6.71%
Borrowed funds	2.11%	2.67%	2.98%	3.44%	3.82%
Cost of paying liabilities	2.33%	2.62%	2.85%	2.97%	3.62%
Net interest spread	3.00%	3.05%	3.01%	3.20%	3.15%
Net interest rate margin	3.32%	3.37%	3.34%	3.56%	3.63%

WEALTH MANAGEMENT
Trust Assets under management	$681,839	$790,646	$930,100	$986,717	$1,046,390
Trust Assets under administration	1,084,830	1,220,733	1,453,476	1,532,559	1,633,195